SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Aug. 22, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
Tyler at Sixth
Amarillo, Texas 79101
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In December 2012, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed an electric rate case in New Mexico with the New Mexico Public Regulation Commission (NMPRC) for an increase in annual revenue of approximately $45.9 million effective in 2014.  The rate filing is based on a 2014 forecast test year, a requested return on equity (ROE) of 10.65 percent, a jurisdictional electric rate base of $479.8 million and an equity ratio of 53.89 percent.  On June 19, 2013, SPS revised its requested rate increase to $43.3 million.  Of this amount, approximately $19.9 million is an increase in base revenue, $21.8 million is to be recovered through rider revenue and approximately $1.7 million is to be recovered through fuel cost adjustment revenue.

On Aug. 22, 2013, the NMPRC Staff (Staff), the New Mexico Attorney General (NMAG), the Federal Executive Agencies (FEA), the Coalition of Clean Affordable Energy (CCAE), Occidental Permian, Ltd, and New Mexico Gas Company filed testimony.

The following table summarizes certain parties’ recommendations from SPS’ revised request:

(Millions of Dollars)	Staff Testimony August 2013	NMAG Testimony August 2013
SPS revised request	$43.3	$43.3
Rate rider for renewable energy costs (a)	(14.5)	(8.5)
Present revenues (sales growth and weather)	(4.4)	(6.4)
ROE (9.8% and 8.63%, respectively)	(3.2)	(8.1)
Capital structure	(1.5)	(1.1)
Employee benefits	(2.8)	(1.8)
Reduced recovery for payroll expense	(0.1)	(0.1)
Gain on sale of transmission assets	-	(1.7)
Fuel clause revenue	6.0	-
Other, net	(5.0)	(6.6)
Recommended rate increase	$17.8	$9.0

Means of recovery:
Base revenue	$8.8	$(6.0)
Rider revenue	7.3	13.3
Fuel cost adjustment revenue	1.7	1.7
	$17.8	$9.0

(a) Adjustments represent recommended deferrals, extended amortizations and moving costs from rider to fuel in base rates.

In addition, the FEA recommended an ROE of 9.35 percent and an overall weighted average cost of capital of 7.86 percent.  CCAE recommended that the rate rider for renewable energy costs be rejected, but did not recommend a permanent disallowance of the costs that SPS proposes to recover through the rider.

Next steps in the procedural schedule are expected to be as follows:

•	Rebuttal Testimony – Sept. 9, 2013
•	Evidentiary Hearings – Sept. 16-27, 2013
•	A NMPRC decision is anticipated in the fourth quarter of 2013
•	Final rates are expected to be effective in the first quarter of 2014

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and SPS in reports filed with the Securities and Exchange Commission , including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and SPS’ Annual Reports on Form 10-K for the year ended Dec. 31, 2012 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aug. 29, 2013	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer